Exhibit 10.16

Land Transfer Agreement

Party A: Villagers’ Committee of Jiangtou Village
Party B: Aierda Shoe Plastic Co., Ltd, Jinjiang, Fujian

After negotiation, the parties have reached an agreement on the issue concerning the transfer of the twenty units of land located in Chendai, Jinjiang City, Fujian Province.

1.	Party B agrees to pay RMB 20 millions for land-use right of the said land of Party A, with term of use 50 years.

2.	Party A should timely hand the land over to Party B once the use and operation right of land is transferred. Within the term of transferring, the whole land-use right belongs to Party B. When the agreement expires, Party A should assist Party B with relevant formalities of contract extending issue and Party B doesn’t need to bear any relevant expenses.

3.	Party A shallnot make excuses, rejections, or postpones when it is needed by Party B for relevant formalities of the said land, otherwise, Party A will be charged penalty equaling two times of the transfer fee and other relevant loss of Party B.

4.	Party A makes a commitment to Party B that the said land in this Agreement does not belong to land for basic use, and if any recourse due to this cause happens, Party A will be charged penalty equaling two times of the transfer fee and other relevant loss of Party B.

5.	Party B will first pay Party A RMB 5 millions after signing this Agreement, the rest part will be paid up in one time after all the transfer formalities are done under the assistance of Party A.

6.	This Agreement is made in two copies, and each party will hold one copy which is effective upon signing this Agreement.

Party A: Villagers’ Committee of Jiangtou Village
Date: June 24, 1991

Party B: Aierda Shoe Plastic Co., Ltd, Jinjiang, Fujian
Date: June 24, 1991